EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Mark A. Klionsky,
Senior Vice President
CoStar Group, Inc.
(301) 280-3898
mklionsky@costar.com

CoStar Group, Inc. Announces Second Quarter 2005 Results

Core Markets Drive Sharp Increase to 4.9% Sequential Quarterly
Revenue Growth Rate

Company Adds 4 New Markets with Openings of Hampton Roads,
Las Vegas, San Antonio and Tucson

BETHESDA, MD July 20, 2005—CoStar Group, Inc. (NASDAQ: CSGP) revenues increased 19.7% in the second quarter of 2005 over the second quarter of 2004, the Company announced today.

Year 2004-2005 Quarterly Results
($’s in millions, except per share data)

	2004				2005
	Q1	Q2	Q3	Q4	Q1	Q2
Revenues	$26.3	$27.5	$28.6	$29.7	$31.3	$32.9
EBITDA	4.5	4.6	5.1	5.5	4.2	4.2
Net income	1.5	1.7	2.4	19.4	1.0	1.1
Net income per share — diluted	0.08	0.09	0.13	1.03	0.05	0.06
Weighted average outstanding shares — diluted	18.7	18.8	18.9	18.9	18.9	18.9

“The second quarter earnings results reflect the significant investment we are making in 2005 to position the Company for future revenue growth,” stated CoStar Group President & CEO Andrew C. Florance. “We are making solid progress on our expansion initiatives, and believe the investments we are making in 2005 will begin to contribute to revenue in the second half of 2005, and create significant earnings leverage for the Company in 2006.”

Revenues for the second quarter of 2005 were $32.9 million, increasing sequentially by 4.9% over the first quarter of 2005. This is the highest organic sequential quarterly revenue growth rate the Company has achieved in over four years. Approximately 96% of that growth was driven by CoStar’s core markets, specifically excluding the expansion markets added to the platform in 2005. In addition, the Company had EBITDA (earnings before interest, taxes, depreciation and amortization) of $4.2 million and net income of $1.1 million or $0.06 per share in the second quarter of 2005.

As of June 30, 2005, the Company had $113.4 million in cash, cash equivalents and short-term investments. The Company has no long-term debt.

The renewal rate for CoStar’s subscription services increased to 93.5% in the second quarter of 2005, compared to 91.6% in the second quarter of 2004.

CoStar is continuing to invest in a major expansion program that is expected to add over 500,000 properties to its extensively researched and photographed North American database by the end of 2006. Under the expansion program, which began in May 2004, the Company has added approximately 208,000 properties and seven new geographic markets to its database. CoStar recently added Hampton Roads (VA), Las Vegas, San Antonio and Tucson to its U.S. coverage. The Company expects to open up to eight new markets in the third quarter of 2005.

“Our revenue growth in the second quarter exceeded our expectations and is attributable to recent strong growth in the productivity of our sales force in the core business,” stated CoStar Group Chief Financial Officer Frank A. Carchedi. “For the third quarter of 2005, we expect to add approximately $1.5 million of organic revenues, for approximately a 4.5% to 5.0% sequential revenue increase over the second quarter of 2005. We expect sequential revenue growth to increase further during the fourth quarter of 2005 as new markets continue to open.”

The Company is continuously developing new research methodologies and technologies to improve the quality and timeliness of its information while at the same time reducing costs. The recent upgrade of the Company’s research software system and the adoption of new tenant research methodologies have had a very favorable impact on the potential quality and efficiency of its tenant research process. After a detailed analysis and careful consideration, the Company has concluded that its research center in Mason, Ohio, which focuses predominately on tenant research, is no longer required. As a result, the Board of Directors has approved the termination of this operation, which represents approximately 5% of the Company’s total headcount, effective July 21, 2005. While the Company plans to reinvest a portion of the savings from this restructuring into its other research centers, the Company expects to realize significant overall cost savings from the Mason office closing.

The closing of the Mason operation is expected to result in a one-time pre-tax charge of approximately $2.0 million to $2.5 million in the third quarter of 2005. After closing the operation and restructuring the related research processes over the next several quarters, we believe that the resulting ongoing annual pre-tax savings will approximate $1.0 million annually. The estimated third quarter restructuring charge includes amounts for wages, severance, occupancy and other costs. “Including these charges, for the third quarter of 2005 we expect fully diluted net income per share of approximately $0.03 to $0.04 and for the fourth quarter of 2005 we expect fully diluted net income per share of approximately $0.14,” Carchedi stated.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Revenues	$32,871	$27,456	$64,214	$53,734
Cost of revenues	10,836	8,842	21,326	16,783

Gross margin	22,035	18,614	42,888	36,951
Operating expenses:
Selling and marketing	10,429	6,898	19,922	14,097
Software development	2,545	2,236	4,877	4,165
General and administrative	6,734	7,033	13,630	13,885
Purchase amortization	1,110	1,071	2,228	2,197

	20,818	17,238	40,657	34,344

Income from operations	1,217	1,376	2,231	2,607
Other income, net	719	286	1,323	524

Income before income taxes	1,936	1,662	3,554	3,131
Income tax expense (benefit), net	793	(74)	1,437	(86)

Net income	$1,143	$1,736	$2,117	$3,217

Net income per share — basic	$0.06	$0.10	$0.12	$0.18

Net income per share — diluted	$0.06	$0.09	$0.11	$0.17

Weighted average outstanding shares — basic	18,366	18,151	18,342	18,056

Weighted average outstanding shares — diluted	18,868	18,771	18,862	18,735

Reconciliation of Non-GAAP Financial Measures with Net Income

Net income	$1,143	$1,736	$2,117	$3,217
Purchase amortization in cost of revenues	343	677	819	1,298
Purchase amortization in operating expenses	1,110	1,071	2,228	2,197
Depreciation and other amortization	1,503	1,475	3,084	3,045
Interest income, net	(719)	(286)	(1,323)	(524)
Income tax expense (benefit), net	793	(74)	1,437	(86)

EBITDA	$4,173	$4,599	$8,362	$9,147

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$31,017	$36,807
Short-term investments	82,385	80,262
Accounts receivable, net	5,476	3,921
Deferred income taxes	4,177	4,177
Prepaid and other current assets	2,346	1,916

Total current assets	125,401	127,083
Deferred income taxes	19,722	21,487
Property and equipment, net	16,124	13,489
Intangible and other assets, net	70,015	69,594
Deposits	2,385	1,038

Total assets	$233,647	$232,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,187	$12,916
Deferred revenue	7,290	6,292

Total current liabilities	17,477	19,208
Deferred income taxes	2,074	2,539
Stockholders’ equity	214,096	210,944

Total liabilities and stockholders’ equity	$233,647	$232,691

Reconciliation of Non-GAAP Financial Measures with 2004-2005 Quarterly Results
(in millions)

	2004				2005
	Q1	Q2	Q3	Q4	Q1	Q2
Net income	$1.5	$1.7	$2.4	$19.4	$1.0	$1.1
Purchase amortization	1.7	1.8	1.7	1.6	1.6	1.5
Depreciation and other amortization	1.5	1.4	1.4	1.7	1.6	1.5
Interest income, net	(0.2)	(0.3)	(0.3)	(0.5)	(0.6)	(0.7)
Income tax expense (benefit), net	—	—	(0.1)	(16.7)	0.6	0.8

EBITDA	$4.5	$4.6	$5.1	$5.5	$4.2	$4.2

Management will conduct a conference call to discuss earnings results for the quarter ended June 30, 2005, and the financial outlook for 2005 at 11:00 am EDT, Thursday, July 21, 2005. This conference call will be broadcast live over the Internet at www.costar.com/corporate/investor. If you would like to join by telephone, please call (800) 329-4405 within the United States or (706) 634-0964 outside the United States. A telephonic replay of the conference call will be available two hours after the live call concludes through midnight on July 28, 2005. The replay telephone number is (800) 642-1687 within the United States or (706) 645-9291 outside the United States. Refer to Conference ID 7529485. The replay will also be available over the Internet at www.costar.com/corporate/investor for a period of time following the call.

About CoStar Group, Inc.

CoStar Group, Inc., (NASDAQ: CSGP) is the leading provider of information services to commercial real estate professionals in the United States and the United Kingdom. CoStar’s suite of services offers customers access via the Internet to the most comprehensive database of commercial real estate information on over 60 major U.S. markets, London and the United Kingdom. Based in Bethesda, MD, the company has approximately 1,000 employees throughout the United States and the United Kingdom, including the largest professional research organization in the industry.

This news release includes “forward-looking statements” including, without limitation, statements regarding CoStar’s expectations, beliefs, intentions or strategies regarding the future. These statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. More information about potential factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those stated in CoStar’s filings from time to time with the Securities and Exchange Commission, including CoStar’s Form 10-Q for the period ended March 31, 2005, under the heading “Risk Factors.” In addition to these statements, there can be no assurance that the investments CoStar makes in 2005 will position the Company for future revenue growth, contribute to revenue in the second half of 2005 or create significant earnings leverage in 2006, that the Company will add over 500,000 properties to its extensively researched and photographed North American database by the end of 2006, that up to eight new geographic markets will open in the third quarter of 2005, that organic revenue growth or revenue growth rates for the third quarter of 2005 will be as stated in this press release, that revenue growth will continue to increase during the fourth quarter of 2005, that the Company will reinvest a portion of the savings from the closing of the Mason, Ohio, operations into its other research centers, that the Company will realize significant overall cost savings from the Mason, Ohio, office closing, that the closing of the Mason, Ohio, operations will result in a one-time pre-tax charge as stated in this press release, that the closing of the Mason, Ohio, operations and restructuring of the research processes will result in ongoing annual pre-tax savings as stated in this press release, that third quarter 2005 fully diluted net income per share will be as stated in this press release or that fourth quarter 2005 fully diluted net income per share will be as stated in this press release. All forward-looking statements are based on information available to CoStar on the date of this press release, and CoStar assumes no obligation to update such statements.